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                                                                   EXHIBIT 99.1


ENCORE ACQUISITION COMPANY COMMENCES PRIVATE PLACEMENT OF $150 MILLION OF SENIOR SUBORDINATED NOTES

Fort Worth, Texas, June 10, 2002--Encore Acquisition Company ("Encore") (NYSE:
EAC) announced today that it intends to commence an offering of $150 million of Senior Subordinated Notes due 2012 through a private placement pursuant to Rule 144A. The offering of the notes, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States to non-U.S. investors.

Encore intends to use the net proceeds of the note offering, together with borrowings under a new revolving credit facility that will be entered into at the time of the offering, to repay all of the outstanding indebtedness under its existing bank credit facility. The Company expects to price the notes the week of June 17, 2002.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma and the Powder River Basin of Montana.

Statements made in this release may constitute "forward-looking statements" as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimations that management believes are reasonable given currently available information. However, the assumptions of management and the future performance of the Company are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Actual results could differ materially from those presented in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risk and uncertainties is available in the Company's filings with the Securities and Exchange commission, which are incorporated by this reference as though fully set forth herein.

Contact:         Rani M. Wainwright,
                 Assistant Treasurer
                 817-339-0919